Exhibit 99.1

Contact: Lauri Wilks
704-455-3239
– For Immediate Release –

Speedway Motorsports Reports Results For The Three and Nine Months Ended

September 30, 2007 and Reaffirms Full Year 2007 Guidance

CONCORD, NC (November 7, 2007)—Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported record third quarter 2007 total revenues of $87.6 million, increasing $2.9 million or 3% over 2006. Also, SMI reaffirmed its full year 2007 earnings guidance of $2.43 to $2.53 per diluted share as further described below.

Excluding equity investee losses of Motorsports Authentics, the Company’s third quarter non-GAAP* 2007 net income was $4.4 million and $0.10 per diluted share. The Company’s consolidated net loss was $13.6 million and $0.31 per diluted share for the third quarter 2007. The decreases in consolidated net income and diluted earnings per share are largely attributable to losses of Motorsports Authentics, the Company’s merchandising joint venture with International Speedway Corporation.

Third quarter and year-to-date 2007 results as compared to 2006 were impacted by, among other factors, the following:

•	sizable current period losses of Motorsports Authentics as further described below;

•	lower revenues under NASCAR’s new broadcasting rights agreement as expected;

•	higher effective income tax rates as expected; and

•	Bristol Motor Speedway hosted a major National Hot Rod Association (NHRA) racing event in the third quarter 2007 that was held in the second quarter 2006.

Third Quarter Comparison

For the third quarter 2007 as compared to 2006:

•	total revenues were $87.6 million in 2007 compared to $84.8 million in 2006;

•	equity investee after tax losses were $18.0 million or $0.41 per diluted share in 2007 compared to $616,000 or $0.01 per diluted share in 2006;

•	non-GAAP* net income, before equity investee losses, was $4.4 million in 2007 compared to $5.3 million in 2006;

•	non-GAAP* diluted earnings per share, before equity investee losses, were $0.10 in 2007 compared to $0.12 in 2006;

•	consolidated net loss was $13.6 million in 2007 compared to net income of $4.7 million in 2006; and

•	consolidated diluted loss per share was $0.31 in 2007 compared to diluted earnings per share of $0.11 in 2006.

Year-to-Date Comparison

For the nine month 2007 period as compared to 2006:

•	total revenues were $420.6 million in 2007 compared to $419.1 million in 2006;

•	equity investee after tax losses were $20.3 million or $0.46 per diluted share in 2007 compared to $1.6 million or $0.04 per diluted share in 2006;

•	non-GAAP* net income, before equity investee losses, was $78.9 million in 2007 compared to $84.0 million in 2006;

•	non-GAAP* diluted earnings per share, before equity investee losses, were $1.79 in 2007 compared to $1.91 in 2006;

•	consolidated net income was $58.6 million in 2007 compared to $82.4 million in 2006; and

•	consolidated diluted earnings per share were $1.33 in 2007 compared to $1.87 in 2006.

* Equity Investee Losses and GAAP and Non-GAAP Reconciliation. The Company’s third quarter 2007 operating results and diluted earnings per share were significantly impacted by its 50% share of charges reflected by Motorsports Authentics for inventory and tooling impairment associated with certain recently announced NASCAR driver and team changes and other excess merchandise inventory. Net income before equity investee losses and diluted earnings per share before equity investee losses are non-GAAP (other than generally accepted accounting principles) financial measures presented in this press release as supplemental disclosures to net income and diluted earnings per share.

The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP, and separately presents net income or loss and diluted earnings or loss per share for the Company’s consolidated operations, equity investee losses of MA, and the Company’s operations excluding MA equity investee losses, all net of taxes. Management believes such information is useful and meaningful to investors because it identifies and helps in understanding, using and comparing the Company’s results of operations separate from equity investees for the periods presented. Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or diluted earnings per share determined in accordance with GAAP.

	Three Months Ended September 30:		Nine Months Ended September 30:
	2007	2006	2007	2006
	(in thousands, except per share amounts)
Net Income (Loss):
Consolidated	$(13,618)	$4,702	$58,563	$82,421
Equity investee losses	17,968	616	20,296	1,582

SMI excluding equity investee losses	$4,350	$5,318	$78,859	$84,003

Diluted Earnings (Loss) Per Share:
Consolidated	$(0.31)	$0.11	$1.33	$1.87
Equity investee losses	0.41	0.01	0.46	0.04

SMI excluding equity investee losses	$0.10	$0.12	$1.79	$1.91

2007 Earnings Guidance Reaffirmed

The Company reaffirmed its previous full year 2007 guidance of $2.43 to $2.53 per diluted share, assuming current industry and economic trends continue, and excluding its 50% share of Motorsports Authentics joint venture operating results, non-core businesses, capital expenditures exceeding current plans, or the impact of further increases in fuel prices, interest rates, geopolitical conflicts, poor weather surrounding events or other unforeseen factors.

2007 Third Quarter Highlights

Similar to its first six months, SMI’s third quarter highlights include continuing record levels of corporate marketing and other event related revenues for NASCAR and other racing events held this period. Bristol Motor Speedway again hosted sold-out capacity crowds at its Sharpie 500 NASCAR NEXTEL Cup Series and near record attendance at its Food City 250 NASCAR Busch Series racing events; however, concessions and souvenir merchandising revenues were negatively impacted by record high temperatures.

Other third quarter highlights include record ticket sales for Bristol Motor Speedway’s “Thunder Valley” O’Reilly, and Infineon Raceway’s FRAM Autolite, NHRA Nationals racing events. Also, large crowds were hosted at the Smith’s Las Vegas 350 NASCAR Craftsman Truck Series racing event at Las Vegas Motor Speedway, and at the Motorola Indy 300, presented by Jackson Rancheria Casino & Hotel, Indy Racing League event hosted at Infineon Raceway.

Although somewhat similar to or increased over last year, SMI believes high fuel prices, high interest rates, and declines in consumer spending continue to negatively impact admissions, concessions, souvenir merchandising and certain other event related revenues in the quarter.

Stock Repurchase Program

During the nine months ended September 30, 2007, the Company repurchased 284,000 shares of common stock for approximately $10.9 million under its previously announced stock repurchase program. As of September 30, 2007, the Company has repurchased a total of 1,043,000 shares since adoption of the program in April 2005. In February 2007, the Company’s Board of Directors increased the authorized total number of shares that can be repurchased under the program from one million to two million shares.

Other Comments

“Our record third quarter 2007 revenues show strong increases in admissions and most event related revenue categories, including particularly strong increases in sponsorship, radio broadcasting, luxury suite rental and other corporate revenues. Even with record high temperatures, Bristol Motor Speedway hosted another consecutive sell-out for its Sharpie 500 NASCAR NEXTEL Cup Series racing event,” stated H.A. Wheeler, chief operating officer and president of Speedway Motorsports. “We are also proud of Bristol Motor Speedway’s “Thunder Valley” hosting record attendance at its O’Reilly, and Infineon Raceway hosting higher attendance at its FRAM Autolite, NHRA Nationals racing events this period.

“Despite high fuel prices and interest rates, SMI’s year-to-date revenues show increases over last year except for NASCAR broadcasting which declined as expected. Those revenue increases, along with most of our 2008 event entitlement sponsorships already being contracted, are more signs that SMI’s motorsports business remains as strong as ever. Also, we are confident Motorsports Authentics will successfully overcome the challenges faced by the unprecedented number of NASCAR team owner and popular driver changes in 2007, the upcoming renaming of the NASCAR NEXTEL and Busch Series in 2008, and the continuing rollout of the ‘Car of Tomorrow’.”

O. Bruton Smith, chairman and chief executive officer of Speedway Motorsports stated, “SMI is extremely proud of its recently announced purchase of New Hampshire International Speedway. With our new speedway, to be renamed New Hampshire Motor Speedway, SMI will own seven first-class race track facilities in the West, Northeast, Southeast and Southwest, including four of the nation’s top-10 metropolitan markets, with combined seating exceeding 850,000. Our sponsors and other corporate marketing partners will have new outstanding long-term promotional opportunities. New

Hampshire Motor Speedway is the largest sports facility in New England, with reportedly more than 18.0 million people located within 200 miles. This is a wonderful opportunity to grow our business as SMI continues to invest in this sport and the motorsports industry.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe’s Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its 600 Racing subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally-owns Motorsports Authentics, a joint venture formed with International Speedway Corporation to produce, market and sell licensed motorsports merchandise. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to the Company’s future operations and financial results. There are many factors that affect future events and trends of the Company’s business including, but not limited to, consumer and corporate spending sentiment; air travel; governmental regulations; military actions; national or local catastrophic events; the success of and weather surrounding NASCAR, IRL, NHRA and other racing events; our relationship with NASCAR and other sanctioning bodies; the success of Motorsports Authentics merchandising joint venture; the success of expense reduction efforts; capital projects; expansion; economic conditions; stock repurchases; financing needs; insurance; litigation; taxes; oil and gas activities and associated profitability; geopolitical situations in foreign countries; and other factors outside of management control. These factors and other factors, including those contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and web-cast today at 11:00 AM (ET) which are open to all participants. To participate in the conference call, you may dial 866-323-3540 (toll-free) or 706-679-6123 (toll). The reference number is 22608385. A web-cast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com. To listen to a playback of the call, you may dial 800-642-1687 or 706-645-9291 beginning after 2:00 PM (ET) November 7th through 11:59 PM (ET) November 21st. The reference number is 22608385. Participating in the call will be H.A. Wheeler, Chief Operating Officer and President; William R. Brooks, Chief Financial Officer and Executive Vice President; Marcus G. Smith, Executive Vice President, National Sales and Marketing; and Marylaurel E. Wilks, Vice President, Investor Relations and Communications.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data—Unaudited

For The Three and Nine Months Ended September 30, 2007 and 2006

(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
INCOME STATEMENT DATA	9/30/2007	9/30/2006	9/30/2007	9/30/2006
Revenues:
Admissions	$30,264	$27,500	$136,089	$132,252
Event related revenue	33,035	30,592	145,875	135,147
NASCAR broadcasting revenue	13,832	15,749	106,509	121,599
Other operating revenue	10,485	10,909	32,083	30,147

Total Revenues	87,616	84,750	420,556	419,145

Expenses and Other:
Direct expense of events	23,531	21,218	77,515	77,702
NASCAR purse and sanction fees	10,367	10,832	73,712	77,670
Other direct operating expense	10,686	8,526	32,611	25,662
General and administrative	19,218	18,690	60,716	57,642
Depreciation and amortization	11,295	10,176	33,118	30,356
Interest expense, net	5,637	6,302	15,084	16,351
Losses on equity investees	17,177	1,041	20,938	2,486
Other expense (income), net	(145)	(23)	403	(1)

Total Expenses and Other	97,766	76,762	314,097	287,868

Income (Loss) Before Income Taxes	(10,150)	7,988	106,459	131,277
Income Tax Provision	(3,468)	(3,286)	(47,896)	(48,856)

Net Income (Loss)	($13,618)	$4,702	$58,563	$82,421

Basic Earnings (Loss) Per Share	($0.31)	$0.11	$1.34	$1.88
Weighted average shares outstanding	43,762	43,762	43,782	43,806

Diluted Earnings (Loss) Per Share	($0.31)	$0.11	$1.33	$1.87
Weighted average shares outstanding	43,926	43,948	43,970	44,013
Major NASCAR-sanctioned Events Held During Period	2	2	14	14

Certain Race Schedule Changes:

•	Bristol Motor Speedway held a major National Hot Rod Association racing event in the third quarter 2007 that was held in the second quarter 2006.

•

NASCAR NEXTEL Cup Series qualifying and an International Race of Champions racing event at Texas Motor Speedway were not held in the second quarter 2007; comparable racing events were held in the second quarter 2006.

BALANCE SHEET DATA	9/30/2007	12/31/2006
Cash, cash equivalents and short-term investments	$178,245	$121,139
Total current assets	238,113	203,041
Property and equipment, net	1,073,706	1,054,676
Equity investments in associated entities	113,061	135,346
Goodwill and other intangible assets, net	156,025	156,122
Total assets	1,621,856	1,589,523

Deferred race event income, net	111,138	112,651
Total current liabilities	178,183	159,460
Revolving credit facility borrowings	98,438	98,438
Total long-term debt	428,469	428,482
Total liabilities	752,931	769,434
Total stockholders’ equity	868,925	820,089